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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 27, 1998 relating to the consolidated financial statements of Navigant International, Inc., our report dated February 3, 1998 relating to the combined financial statements of Evans Travel Group, Inc. and Evans Consulting Services, Inc., and our report dated January 23, 1998 relating to the combined financial statements of Travel Consultants, Inc. and Envisions Vacations, Inc., all of which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Denver, Colorado
May 6, 1998